Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE
OM GROUP ANNOUNCES 2009 SECOND-QUARTER, SIX-MONTH RESULTS
CLEVELAND — August 6, 2009 — OM Group, Inc. (NYSE: OMG) today announced financial results for the second quarter and six months ended June 30, 2009.
Second-quarter summary:
•	Net sales fell 60 percent from the year-ago period as lower cobalt prices resulted in lower product selling prices in the Company’s Advanced Materials segment and the global economic slowdown led to a continued decline in demand across nearly all end markets.

•	Net loss attributable to OM Group, Inc. common shareholders was $1.17 per diluted share. As adjusted for special items, net loss was $0.11 per diluted share, much lower than the second quarter of 2008 but slightly better than the first quarter of 2009 net loss of $0.13 per diluted share.

•	Sales volumes improved sequentially from the first quarter of 2009 across all business units, led by Electronic Chemicals, Ultra Pure Chemicals and Advanced Organics, resulting in revenue growth of 21 percent in the Specialty Chemicals segment.

•	Net cash flow from operating activities was $31.0 million, resulting in a cash balance at the end of the quarter of $268.3 million. The company repaid its debt of $26.1 million in the second quarter and as of June 30, 2009 had no debt outstanding.
Net sales for the second quarter of 2009 were $203.4 million compared with $510.8 million in the second quarter of 2008. Lower cobalt reference prices resulted in lower selling prices in Advanced Materials. Sales volumes were significantly lower due to the global economic slowdown and its negative impact on nearly all end markets.
Net loss attributable to OM Group, Inc. common shareholders in the second quarter of 2009 was $35.3 million, or $1.17 per diluted share, compared with net income attributable to OM Group, Inc. common shareholders of $56.2 million, or $1.85 per diluted share in the second quarter of last year. Included in the 2009 period is a non-cash goodwill impairment charge of $35.0 million, or $1.16 per diluted share; an intangible asset impairment charge of $1.2 million, or $0.04 per diluted share; and a gain on termination of retiree medical plan of $4.7 million, or $0.16 per diluted share
“As we experienced during the first quarter, challenging global market conditions and depressed end market demand negatively impacted our financial performance during the second quarter,” said Joseph M. Scaminace, chairman and chief executive officer. “While there is room for improvement in our top- and bottom-line results, we are pleased that our aggressive cash management efforts allowed us to achieve positive cash flow from operations and eliminate our remaining debt. This will serve us well as we move forward with our strategy and evaluate various growth opportunities.”
Gross profit fell to $34.4 million, or 16.9 percent of sales, in the second quarter of 2009 versus $126.0 million, or 24.7 percent of sales, in the comparable 2008 quarter. The decline was attributable primarily to the impact of lower selling prices and lower sales volumes partially offset by decreased spending through profit enhancement initiatives.

Selling, general and administrative (SG&A) expenses decreased to $33.6 million, or 16.5 percent of sales, in the second quarter of 2009 compared with $42.4 million, or 8.3 percent of sales, in the comparable period of 2008, due primarily to lower sales volumes and the impact of profit enhancement initiatives. As a percent of sales, SG&A expenses increased due to being spread over lower net sales.
Operating loss in the second quarter of 2009 was $29.5 million compared with operating profit of $83.6 million in the prior-year period. Included in the 2009 period is a $35.0 million goodwill impairment charge in the Specialty Chemicals segment related to the Ultra Pure Chemicals and Photomasks business units, a $4.7 million gain on the termination of a retiree medical plan and a $1.2 million intangible asset impairment charge related to the Ultra Pure Chemicals and Photomasks business units.
Tax expense for the second quarter was $3.5 million on pre-tax loss of $29.8 million, due primarily to the fact that the goodwill impairment charge is not deductible for tax purposes.
Loss from continuing operations attributable to OM Group, Inc. common shareholders was $35.0 million, or $1.16 per diluted share, in the second quarter of 2009, compared with income from continuing operations attributable to OM Group, Inc. common shareholders of $56.6 million, or $1.86 per diluted share, in the second quarter of 2008.
Net cash provided by operating activities in the second quarter of 2009 was $31.0 million compared with $68.6 million in the second quarter of 2008. The cash balance was $268.3 million at the end of the second quarter. During the period, the company repaid $25 million outstanding under its revolver and a $1.1 million term loan, eliminating all outstanding debt.
SIX-MONTH RESULTS
Net sales for the six months ended June 30, 2009 were $395.1 million versus $991.6 million for the comparable period in 2008, driven by lower product selling prices and decreased demand across all end markets. Net loss attributable to OM Group, Inc. common shareholders was $43.6 million, or $1.44 per diluted share, in the first half of 2009 compared with net income attributable to OM Group, Inc. common shareholders of $111.5 million, or $3.67 per diluted share, in the first half of 2008.
Gross profit was $61.0 million in the first half of 2009 compared with $262.7 million in the first half of 2008. As a percentage of net sales, gross profit fell to 15.5 percent from 26.5 percent, due primarily to a decrease in the cobalt reference price and lower sales volumes due to falling end-market demand. Operating loss was $40.3 million compared with a profit of $178.2 million in the 2008 period. Included in the 2009 period is a goodwill impairment charge of $37.6 million in the Specialty Chemicals segment and a $4.7 million gain on the termination of retiree medical plan.
SG&A expenses were $68.4 million in the first six months of 2009 compared with $84.5 million in the first six months of 2008. Lower expenses were the result of lower sales volumes and steps taken to enhance profitability in response to the global economic downturn.
Net cash provided by operating activities in the first six months of 2009 was $67.6 million compared with $14.9 million during the same period in 2008, primarily due to a decrease in cash used for working capital requirements.
BUSINESS SEGMENT RESULTS
Advanced Materials
In the second quarter of 2009, net sales for the Advanced Materials segment were $104.0 million compared with $359.1 million in the second quarter of 2008. The decrease was driven by lower product selling prices due to a decrease in the cobalt reference price and lower sales volumes. Excluding metal resale and copper by-product sales, sales volumes fell 10 percent in the second quarter of 2009 compared with the same quarter last year.
First-quarter operating profit for the segment was $5.0 million, or 4.8 percent of sales, compared with $79.5 million, or 22.1 percent of sales, in the prior-year quarter. The decline in cobalt price and lower sales volumes led to the decline in profitability. For the second quarter of 2009, cobalt prices averaged $14.44 per pound compared with $45.93 per pound during the second quarter of 2008.
The joint venture smelter maintenance shutdown previously scheduled for mid-2009 has been rescheduled for the first quarter of 2010 and is still expected to last six to ten weeks. Timing for the shutdown is discretionary and subject to change based on the operating conditions of the furnace. The annual maintenance shutdown at the cobalt refining facility in Finland did occur as planned in June 2009.
Net sales for the segment were $213.0 million in the first six months of 2009 compared with $691.5 million in the same period in 2008. Decreased product selling prices and lower sales volumes contributed to the decline. Operating profit fell to $11.4 million in the second half of 2009 from $174.8 million in the comparable 2008 period due to lower prices and lower sales volumes.
Specialty Chemicals
Net sales from the Specialty Chemicals segment were $100.3 million in the second quarter of 2009 compared with $152.5 million in the same quarter last year, driven by lower volumes, lower selling prices and unfavorable foreign currency.
Operating loss was $31.8 million in the second quarter of 2009 compared with operating profit of $12.4 million in the prior-year quarter. The decline was primarily attributable to a $35.0 million goodwill impairment charge and lower sales volumes.
Net sales for the segment were $183.3 million in the first half of 2009 compared with $301.6 million in the first half of 2008. Lower volumes, lower selling prices and unfavorable foreign currency led to the decrease. Operating loss was $39.8 million in the first six months of 2009 compared with operating profit of $20.8 million in the first six months of 2008. The 2009 period includes net goodwill impairment charges of $37.6 million.
OUTLOOK
Scaminace said the company is seeing some positive, near-term trends in the business. “Volumes in many of our end markets, most notably printed circuit board and semiconductor, improved sequentially from the first quarter of 2009 to the second quarter, and continue to do so in the third quarter,” he said. “Similarly, our success in taking market share from competitors is aiding sales volumes. This volume uptick, coupled with profitability enhancement initiatives, should provide short-term earnings momentum. However, until there is a clear reversal in global demand, our long-term outlook remains cloudy at best.”
According to Scaminace, the company’s primary focus in the second half of 2009 will be enhancing margins and preserving financial flexibility, while pursuing its growth agenda. While the economic realities of the current environment have caused the company to adjust its near-term priorities, the strategic focus on transforming the business model remains constant. “We continue to validate and confirm the need for strategic transformation and the appropriateness of the direction we have chosen,” he said. “The challenge remains managing through the current economic turmoil while leveraging our hard-earned financial strength in pursuit of profitable opportunities in line with the growth platforms we have identified.”
WEBCAST INFORMATION
OM Group has scheduled a conference call and live audio broadcast on the Web for 10 a.m. Eastern time today. Investors may access the live audio broadcast by logging on to http://investor.omgi.com. A copy of management’s presentation materials will be available on OMG’s Web site at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. A webcast audio replay will be available on the “Investor Relations - Presentations” page of the company’s Web site three hours after the call.
ABOUT OM GROUP, INC.
OM Group, Inc. is a diversified global developer, producer and marketer of value-added specialty chemicals and advanced materials that are essential to complex chemical and industrial processes. Key technology-based end-use applications include affordable energy, portable power, clean air, clean water, and proprietary products and services for the microelectronics industry. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia and Africa. For more information, visit the company’s Web site at http://www.omgi.com/.
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For more information, contact: Troy Dewar, director, investor relations, at +1-216-263-7765.
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the potential impact that the current global economic and financial market crisis may have on our business and operations, including future goodwill impairments; the direction and pace of our strategic transformation, including identification of and the ability to finance potential acquisitions; the operation of our critical business facilities without interruption; the speed and sustainability of price changes in cobalt; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market price of cobalt or the selling prices of the Company’s finished products; the availability of competitively priced supplies of raw materials, particularly cobalt; the demand for metal-based specialty chemicals and products in the Company’s markets; the impact of environmental regulations on our operating facilities and the impact of new or changes to current environmental, health and safety laws on our products and their use by our customers; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; and the general level of global economic activity and demand for the Company’s products.

OM Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
(In thousands)	2009	2008
ASSETS:
Current assets
Cash and cash equivalents	$268,273	$244,785
Accounts receivable, less allowances	111,680	130,217
Inventories	268,711	306,128
Refundable and prepaid income taxes	64,404	55,059
Other current assets	34,845	59,227

Total current assets	747,913	795,416

Property, plant and equipment, net	242,508	245,202
Goodwill	232,136	268,677
Intangible assets	82,033	84,824
Notes receivable from joint venture partner, less allowance	13,915	13,915
Other non-current assets	31,199	26,393

Total assets	$1,349,704	$1,434,427

LIABILITIES:
Current liabilities
Current portion of long-term debt	$—	$80
Accounts payable	83,052	89,470
Accrued income taxes	11,419	17,677
Accrued employee costs	18,791	31,168
Other current liabilities	21,762	21,074

Total current liabilities	135,024	159,469

Long-term debt	—	26,064
Deferred income taxes	28,658	26,764
Other non-current liabilities	45,299	44,052

Total liabilities	208,981	256,349

EQUITY:
Total OM Group, Inc. stockholders’ equity	1,095,145	1,130,649
Noncontrolling interest	45,578	47,429

Total equity	1,140,723	1,178,078

Total liabilities and equity	$1,349,704	$1,434,427

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2009	2008	2009	2008
Net sales	$203,352	$510,825	$395,058	$991,620
Cost of products sold	168,918	384,802	334,009	728,931

Gross profit	34,434	126,023	61,049	262,689
Selling, general and administrative expenses	33,581	42,444	68,439	84,476
Goodwill impairment, net	35,000	—	37,629	—
Gain on termination of retiree medical plan	(4,693)	—	(4,693)	—

Operating profit (loss)	(29,454)	83,579	(40,326)	178,213
Other income (expense):
Interest expense	(236)	(547)	(532)	(907)
Interest income	236	408	533	874
Foreign exchange gain (loss)	(216)	102	865	748
Other expense, net	(160)	(284)	(210)	(194)

	(376)	(321)	656	521

Income (loss) from continuing operations before income tax expense	(29,830)	83,258	(39,670)	178,734
Income tax expense	(3,480)	(22,306)	(5,729)	(49,451)

Income (loss) from continuing operations, net of tax	(33,310)	60,952	(45,399)	129,283
Loss from discontinued operations, net of tax	(325)	(362)	(61)	(731)

Consolidated net income (loss)	(33,635)	60,590	(45,460)	128,552
Net (income) loss attributable to the noncontrolling interest	(1,696)	(4,358)	1,852	(17,100)

Net income (loss) attributable to OM Group, Inc.	$(35,331)	$56,232	$(43,608)	$111,452

Earnings per common share — basic:
Income (loss) from continuing operations attributable to OM Group, Inc. common shareholders	$(1.16)	$1.88	$(1.44)	$3.73
Loss from discontinued operations attributable to OM Group, Inc. common shareholders	(0.01)	(0.01)	—	(0.02)

Net income (loss) attributable to OM Group, Inc. common shareholders	$(1.17)	$1.87	$(1.44)	$3.71

Earnings per common share — assuming dilution:
Income (loss) from continuing operations attributable to OM Group, Inc. common shareholders	$(1.16)	$1.86	$(1.44)	$3.69
Loss from discontinued operations attributable to OM Group, Inc. common shareholders	(0.01)	(0.01)	—	(0.02)

Net income (loss) attributable to OM Group, Inc. common shareholders	$(1.17)	$1.85	$(1.44)	$3.67

Weighted average shares outstanding
Basic	30,256	30,072	30,222	30,051
Assuming dilution	30,256	30,314	30,222	30,365

Amounts attributable to OM Group, Inc. common shareholders:
Income (loss) from continuing operations, net of tax	$(35,006)	$56,594	$(43,547)	$112,183
Loss from discontinued operations, net of tax	(325)	(362)	(61)	(731)

Net income (loss)	$(35,331)	$56,232	$(43,608)	$111,452

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Cash Flows

	Six Months Ended June 30,
(In thousands)	2009	2008
Operating activities
Consolidated net income (loss)	$(45,460)	$128,552
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	61	731
Depreciation and amortization	26,755	27,538
Share-based compensation expense	3,128	4,658
Tax deficiency (excess tax benefit) from exercise/vesting of share awards	422	(1,111)
Foreign exchange gain	(865)	(748)
Goodwill impairment charges, net	37,629	—
Gain on termination of retiree medical plan	(4,693)	—
Gain on cobalt forward purchase contracts	—	(4,002)
Interest income received from consolidated joint venture partner	—	3,776
Other non-cash items	6,197	(2,524)
Changes in operating assets and liabilities
Accounts receivable	18,569	(52,992)
Inventories	37,416	(62,827)
Accounts payable	(6,417)	(12,299)
Other, net	(5,108)	(13,835)

Net cash provided by operating activities	67,634	14,917

Investing activities
Expenditures for property, plant and equipment	(15,363)	(16,512)
Proceeds from loans to consolidated joint venture partner	—	4,514
Professional fees related to acquisitions	—	(3,775)
Proceeds from settlement of cobalt forward purchase contracts	—	7,661
License agreement	(1,500)	—
Expenditures for software	(891)	(1,232)

Net cash used for investing activities	(17,754)	(9,344)

Financing activities
Payments of revolving line of credit and long-term debt	(26,141)	(45,438)
Borrowings from revolving line of credit	—	70,000
Distributions to joint venture partners	—	(14,934)
Payment related to surrendered shares	(524)	(3,251)
Proceeds from exercise of stock options	—	872
(Tax deficiency) excess tax benefit from exercise/vesting of share awards	(422)	1,111

Net cash provided by (used for) financing activities	(27,087)	8,360

Effect of exchange rate changes on cash	695	1,268

Cash and cash equivalents
Increase in cash and cash equivalents	23,488	15,201
Balance at the beginning of the period	244,785	100,187

Balance at the end of the period	$268,273	$115,388

OM Group, Inc. and Subsidiaries
Unaudited Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2009	2008	2009	2008
Net Sales
Advanced Materials	$104,038	$359,127	$212,982	$691,512
Specialty Chemicals	100,255	152,485	183,264	301,599
Intersegment items	(941)	(787)	(1,188)	(1,491)

	$203,352	$510,825	$395,058	$991,620

Operating profit (loss)
Advanced Materials	$5,004	$79,480	$11,402	$174,799
Specialty Chemicals (a)	(31,829)	12,384	(39,807)	20,838
Corporate (b)	(2,629)	(9,621)	(11,921)	(19,060)
Intersegment items	—	1,336	—	1,636

	$(29,454)	$83,579	$(40,326)	$178,213

(a)	Speciality Chemicals includes a $35.0 million and $37.6 million non-cash goodwill impairment charge in the three and six months ended June 30, 2009, respectively.

(b)	Corporate includes a $4.7 million gain on the termination of the Company’s retiree medical plan in the three and six months ended June 30, 2009.

OM Group, Inc. and Subsidiaries
Non-GAAP Financial Measure

	Three months ended		Three months ended
	June 30, 2009		June 30, 2008
(in thousands, except per share data)	$	Diluted EPS	$	Diluted EPS

Net income (loss) attributable to OM Group, Inc. — as reported	$(35,331)	$(1.17)	$56,232	$1.85

Less:
Income (loss) from discontinued operations, net of tax	(325)	(0.01)	(362)	(0.01)

Income (loss) from continuing operations attributable to OM Group, Inc. — as reported	$(35,006)	$(1.16)	$56,594	$1.86

Special items — income (expense):
Goodwill impairment charge	(35,000)	(1.16)	—	—
Intangible asset impairment charge	(1,229)	(0.04)	—	—
Gain on termination of retiree medical plan	4,693	0.16	—	—
Tax assessment in Canada	—	—	250	—

Income (loss) from continuing operations attributable to OM Group, Inc. — as adjusted for special items	$(3,470)	$(0.11)	$56,344	$1.86

Weighted average shares outstanding — diluted		30,256		30,314

	Six months ended		Six months ended
	June 30, 2009		June 30, 2008
(in thousands, except per share data)	$	Diluted EPS	$	Diluted EPS

Net income (loss) attributable to OM Group, Inc. — as reported	$(43,608)	$(1.44)	$111,452	$3.67

Less:
Income (loss) from discontinued operations, net of tax	(61)	—	(731)	(0.02)

Income (loss) from continuing operations attributable to OM Group, Inc. — as reported	$(43,547)	$(1.44)	$112,183	$3.69

Special items — income (expense):
Goodwill impairment charge	(37,629)	(1.25)	—	—
Q2 2009 Intangible asset impairment charge	(1,229)	(0.04)	—	—
Q2 2009 Gain on termination of retiree medical plan	4,693	0.16	—	—
Q1 2009 Discrete tax items	(2,031)	(0.07)	—	—
REM — inventory step-up (COGS), net of tax	—	—	(1,222)	(0.04)
Tax assessment in Canada	—	—	(763)	(0.03)

Income (loss) from continuing operations attributable to OM Group, Inc. — as adjusted for special items	$(7,351)	$(0.24)	$114,168	$3.76

Weighted average shares outstanding — diluted		30,222		30,365
Use of Non-GAAP Financial Information:
“Income (loss) from continuing operations attributable to OM Group, Inc. — as adjusted for special items” is a non-GAAP financial measure that the Company’s management has used as an important metric in evaluating the performance of the Company’s business for 2009. The above table presents a reconciliation of the Company’s GAAP results, as reported (both net income (loss) attributable to OM Group, Inc. and income (loss) from continuing operations attributable to OM Group, Inc.), to its non-GAAP results after adjusting for the special items shown. The Company believes that the non-GAAP financial measure presented in the above table facilitates a comparative assessment of the Company’s operating performance by its management. In addition, the Company believes that this non-GAAP financial measure will enhance investors’ understanding of the performance of the Company’s operations during 2009 and of the comparability of the 2009 results to the results of prior periods.